EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-239470, 333-258563, and 333-262790) on Form S-3 and in the registration statements (Nos. 333-91395, 333-127743, 333-197463, 333-214926, 333-214927, 333-219839, 333-227540, 333-231823, 333-232963, and 333-254302) on Form S-8 of our report dated May 24, 2023, with respect to the consolidated financial statements of LiveRamp Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
May 24, 2023